UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2007

KKR FINANCIAL HOLDINGS LLC
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction (State or other jurisdiction	001-33437 (Commission File Number)	11-3801844 (IRS Employer Identification No.)

555 California Street, 50th Floor San Francisco, California (Address of principal executive offices)		94104 Zip Code)

(415) 315-3620
(Registrant's telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

        On August 20, 2007, KKR Financial Holdings LLC, a limited liability company formed under the laws of the State of Delaware (the “Company”), announced a rights offering for up to $270.0 million of common shares to its common shareholders, in which the Company will distribute non-transferable rights to holders of its common shares on August 30, 2007, the record date for the rights offering. The rights will enable the Company's common shareholders to purchase an aggregate of 18,750,000 common shares for $14.40 per share in cash. The expiration date of the rights offering is September 19, 2007 at 5:00 p.m., New York City time, unless extended.

        The Company has entered into share subscription agreements (the “Backstop Commitments”) with certain principals of Kohlberg Kravis Roberts & Co. L.P. pursuant to which these principals have agreed, subject to customary conditions, to purchase up to approximately $100.0 million of common shares to the extent that the rights offering is not fully subscribed. Pursuant to the Backstop Commitments, these principals will purchase an aggregate number of common shares equal to 18,750,000 less any common shares issued pursuant to the rights offering, up to a maximum of 6,944,444 common shares, at the rights offering subscription price of $14.40. Under the terms of the Backstop Commitments, these principals have agreed not to exercise any subscription rights that they may receive in the rights offering.

        The Company has agreed to provide registration rights with respect to all shares acquired by principals of Kohlberg Kravis Roberts & Co. L.P. pursuant to the Backstop Commitments to the extent that such shares are not otherwise freely transferable in accordance with federal securities laws.

        The Company intends to use any proceeds received pursuant to the Backstop Commitments for general corporate purposes.

        A form of the Backstop Commitments is filed herewith as Exhibit 10.1. The description of the Backstop Commitments in this report is a summary and is qualified in its entirety by reference to Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

  (d)    Exhibits

Exhibit No.	Description
Exhibit 10.1	Form of Share Subscription Agreement by and between KKR Financial Holdings LLC and the purchasers party thereto.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KKR FINANCIAL HOLDINGS LLC
Date: August 29, 2007	By:	/s/ Jeffrey B. Van Horn
Name: Jeffrey B. Van Horn
Title: Chief Financial Officer

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